Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

ÆTERNA ZENTARIS INC.

	Æterna Zentaris Inc.
	(Canada)

100%		100%

Æterna Zentaris GmbH		Æterna Zentaris, Inc
(Germany)		(Delaware)

100%
Zentaris IVF GmbH (Germany)